OHR Pharmaceutical, Inc 8-K/A

CHILD, VAN WAGONER & BRADSHAW, PLLC

Exhibit 16.1 Letter on change of certifying accountant

August 7, 2012

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Van Wagoner & Bradshaw, PLLC was previously principal accountant for OHR Pharmaceutical, Inc. and reported on the financial statements of the Company for the years ended September 30, 2012. On or about August 1, 2012, we changed our accounting practice from Child, Van Wagoner & Bradshaw, PLLC to Anderson Bradshaw PLLC. We have read the Company's statements included under Item 4.01 of its Form 8-K dated August 2, 2012, and agree with such statements.

Very truly yours,

/S/ CHILD, VAN WAGONER & BRADSHAW, PLLC

Child, Van Wagoner & Bradshaw, PLLC